Exhibit 99.1

GigOptix Increases Fourth Quarter and Fiscal 2015 Revenue Outlook

Strong market demand drives continuous growth resulting in fourth quarter 2015 revenue above initial guidance; positive outlook for the first quarter of 2016

•	Record quarterly and fiscal year revenue, and fiscal year earnings per share

•	Preliminary fourth quarter revenue of approximately $11.1 million, up approximately 6 percent from the third quarter, approximately 4 percent above the previous guidance provided on October 19, 2015, and up approximately 23 percent from $9.0 million in the fourth quarter of 2014

•	Revenue for fiscal 2015 to be approximately $40.4 million, up approximately 23 percent from $32.9 million in fiscal 2014, and above the previously provided fiscal year revenue guidance of $40.0 million provided on October 19, 2015

•	Non-GAAP earnings per share to be approximately $0.05 in the fourth quarter, resulting in non-GAAP earnings per share of approximately $0.19 for all of fiscal 2015. This compares with non-GAAP earnings per share of $0.03 in the fourth quarter of 2014 and $0.04 for all of fiscal 2014

•	Increasing backlog driving revenue momentum; revenue in the first quarter of fiscal 2016 expected to be similar to the fourth quarter of 2015, and countering the normal industrywide seasonality slowdown

SAN JOSE, Calif. – January 4, 2016 – GigOptix, Inc. (NYSE MKT: GIG) a lead designer, developer, and global supplier of a broad range of analog, digital, and mixed signal components to enable high-speed information streaming over the telecom networks, datacom infrastructure, and consumer electronics links, today announced it currently expects revenue for the fourth quarter of fiscal year 2015, ended December 31, 2015, will be approximately $11.1 million, or an increase of approximately 6 percent from the third quarter of fiscal 2015, approximately 4 percent above the previous guidance of $10.7 million provided on October 19, 2015, and an increase of approximately 23 percent above the $9.0 million reported in the fourth quarter of fiscal year 2014.

In addition, based on the fourth quarter preliminary revenue outlook, GigOptix expects fiscal year 2015 revenue to be approximately $40.4 million, representing an increase of approximately 23 percent when compared with fiscal year 2014 revenue of $32.9 million.

Continued robust demand across all GigOptix’s High Speed Communications (HSC) product line, primarily for its 40Gbps QSFP+ devices used in Web 2.0 OEMs data center links, and enhanced demand for its Industrial ASIC devices used in legacy and new Internet-of-Things (IoT) applications, resulted in both the higher than initially forecasted revenue for the fourth quarter, and led to strong bookings for the first quarter of fiscal 2016.

With the better than forecasted preliminary fourth quarter revenue, and the continuously improving margin performance, GigOptix believes non-GAAP earnings per share will be approximately $0.05 in the fourth quarter, resulting in non-GAAP earnings per share of approximately $0.19 for all of fiscal year 2015.  This compares with non-GAAP earnings per share of $0.03 in the fourth quarter a year ago, or growth of about 67 percent over the same quarter a year ago, and $0.04 for all of fiscal year 2014, or growth of about 375 percent over the previous fiscal year.

GigOptix cautions that the anticipated fourth quarter and fiscal 2015 revenue and non-GAAP earnings per share results are preliminary and are based on the best information currently available to management, and subject to completion of the financial statements for the fourth quarter and fiscal 2015.

Financial Results Conference Call on February 8, 2015
GigOptix will host a conference call and webcast on Monday, February 8, 2015 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its fourth quarter and fiscal 2015 financial results and business outlook. Investors and other interested parties may access the call by dialing (719) 325-2472. No passcode is needed for the live call. The replay dial-in number is (858) 384-5517, and the passcode is 3376046. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investor Relations section of GigOptix’s website at www.gigoptix.com.

About GigOptix, Inc.
GigOptix, Inc. is a lead designer, developer, and global supplier of broad range of analog, digital, and mixed signal components to enable high-speed information streaming over the telecom networks, datacom infrastructure, and consumer electronics links. Our ability to innovate and create differentiated products is based on deployment of various semiconductor technologies that span from III-V compounds to SiGe-BiCMOS and CMOS based device designs.

GigOptix’s product portfolio provides high-speed and low-power solutions in markets such as fiber-optics telecom, wireless backhaul, datacom and consumer electronics, mil-aero, instrumentation, and medical equipment, for applications such as linecards and transponders, active optical cables and pluggables, point-to-point wireless radios, military warfare, avionics electronics, GPS systems, and diverse medical equipment, such as ultrasound imaging, X-Ray, MRI, CT Scan, and Defibrillators.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the bringing of products to market with full documentation. Such statements contain words such as "will," and "expect," or the negative thereof or comparable terminology, and include (without limitation) statements regarding expected revenues and income, and completion of its financial statements for the fiscal year and quarter just ended. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: the ability to recognize revenues, the ability to extend product offerings into new areas or products, the ability to commercialize licensed technology, unexpected occurrences that deter the full documentation and "bring to market" plan for products that were developed this year and last year, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, our ability to control our costs of goods sold, our ability to attract and retain qualified personnel, the ability to move product sales to production levels, the ability to compete for client design-in opportunities, the ability to cross-sell to new clients and to diversify, the success of product sales in new markets or of recently produced product offerings, including bundled product solutions, the amount of cost savings, the ability to improve productivity, and to do so in an efficient manner, the ability to pursue and attract other merger and acquisition opportunities, our ability to enforce intellectual property rights, and the ability to maintain and continue relationships with government agencies. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of GigOptix’s filings with the SEC, and in GigOptix’s other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to GigOptix as of the date hereof, and GigOptix assumes no obligation to update any forward-looking statement.

Investor Contact
Darrow Associates, Inc.
Jim Fanucchi, 408-404-5400
ir@gigoptix.com